Exhibit 99.2

Rainmaker Expands Asia and Offshore Capabilities with Acquisition of

Philippines-based Qinteraction

Campbell, Calif. – July 23, 2007 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions combining hosted application software and execution services, today announced it has acquired privately held Qinteraction, an offshore call center located in the central business district of Manila, Philippines.

Founded in 1999, Qinteraction operates on a 24/7 basis in support of its clients’ business needs, providing a variety of business solutions including inbound sales and order-taking, inbound customer care, outbound telemarketing and lead generation, logistics support, and back-office processing. The Company generated approximately $6.8 million in revenue in calendar year 2006, and has a diverse base of more than 27 clients, with US clients accounting for approximately 75% of revenue and local Philippines-based clients accounting for approximately 25% of revenue. Qinteraction clients range from start-ups to Fortune 500 companies in logistics, telecommunications, technology, and manufacturing.

Under the terms of the acquisition, Rainmaker paid at closing a total of $11.5 million, including $7.0 million in cash, and $4.5 million in Rainmaker common stock representing 559,284 shares, based on the average closing stock price for the five days immediately preceding the closing. The agreement provides for 13.5% of the total consideration to be held in escrow, comprising $945,000 in cash and 75,503 shares. Two-thirds of the escrow will be available for release at the end of twelve months from closing and the remaining one-third at fifteen months, subject to post-closing conditions, potential adjustments and offsets. The issued shares are subject to a lockup with shares available for sale from closing as follows: 241,890 shares after six months, 292,226 shares after one year, and 25,168 shares available for sale after 15 months from closing, subject to post-closing conditions and potential adjustments.

The agreement also provides for a potential additional payment at the end of twelve months, based on the achievement of certain financial milestones for the 12 month period ending June 30, 2008, ranging from no additional payment up to a maximum of $4.5 million in cash and $3.5 million in Rainmaker common stock, subject to potential offset and post-closing conditions. Rainmaker expects the acquisition to result in a slight reduction in its fiscal 2007 GAAP EPS, due to integration and acquisition related costs and amortization of acquired intangibles. Rainmaker believes this acquisition provides significant strategic benefits and synergies to make the acquisition accretive by the end of 2008.

Michael Silton, Rainmaker’s CEO, commented: “Qinteraction is an established provider of innovative and cost-effective business solutions that help businesses significantly grow their revenue. They bring significant capabilities and a strong and experienced management team with a proven track record of achieving solid business growth. This acquisition provides Rainmaker entry into an important geographic area and the opportunity to leverage a lower cost structure to further expand our business internationally.”

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery PlatformSM combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and they assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation and/or realignment of some client relationships, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 626-2439	(323) 468-2300
steve.valenzuela@rmkr.com	rmkr@mkr-group.com